Exhibit 10.2

PRIVATE AND CONFIDENTIALApril 25, 2011

Raymond D’Aponte

12 Ott Street

Bethpage, NY 11714

Re: Employment Offer

Dear Ray:

The management of Planet Payment, Inc. (the "Company") takes pleasure in extending you this offer to join the Company as its Vice President of Finance reporting to me, Robert J. Cox, Chief Financial Officer.  Your job responsibilities will include, but not be limited to, those customarily applicable to your position, as well as those that are reasonably assigned to you by me.

As agreed, your compensation package shall consist of the following:

(a)A base salary of $175,000 per annum, payable semi-monthly in arrears, and subject to all applicable deductions required by law;

(b)In 2011, pursuant to the terms of the Company’s 2011 Annual Incentive Bonus Plan, you will be eligible to receive an annual incentive payment for on “target performance” in an amount up to 35% of your base salary.  Your bonus entitlement is subject to the Company achieving its financial targets during 2011, and you achieving your individual goals and objectives.  The goals and objectives against which your performance will be measured will be discussed and agreed upon between us during the period ending thirty (30) days after the commencement of your employment.  Notwithstanding the above, for 2011 your “on target” bonus of $61,250 will be guaranteed.

(c)At the outset of your employment you will be provided with an initial grant of options to purchase 95,000 shares of Common Stock of $0.01 par value in the Company, vesting over three (3) years, one third on each anniversary of the date of the commencement of your employment.

(d)You will be eligible to receive additional grants of stock options, subject to your continued employment and satisfactory job performance, which may be made from time to time, by the Company’s Remuneration Committee.

NOTE: Terms and conditions of all your option grants, will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant, and will be subject to approval by the Company’s Remuneration Committee. The exercise price of each option grant will be the closing market price of the Company’s shares on the date the grant is approved by the Company’s Remuneration Committee.

(f)An Executive Retention Agreement in the form attached hereto as Exhibit “A”.

With respect to additional terms of your employment, the following will apply:

1.

While we look forward to a long and mutually beneficial relationship, your employment will be “at-will” and shall start on April 25, 2011.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer.

2.

Your employment may be transferred, at the discretion of the Company, to any subsidiary or affiliate of the Company (collectively referred to as the “Group”). References hereinafter to the Company shall include the relevant member of the Group, to which your employment may be transferred.  You will be required to provide services to other members of the Group as the Company may from time to time require.

3.

You will be entitled to four (4) weeks of vacation annually.  Your vacation time will accrue on a pro-rata basis during the year and may be taken upon reasonable prior notice to your manager.  For 2011, your pro-rated vacation entitlement will be fifteen (15) days.

4.

You will be expected to devote your full time and attention to your employment during working hours and shall not, without the prior written consent of the Board, engage or be involved in any other business activity, except for investment holdings in publicly listed companies, equating to no more than three percent (3%) of their issued and outstanding capital stock, or any percentage of passive ownership in private companies.  However, because of the nature of your position, you will be required to work outside of usual working hours, where the circumstances and business needs require it.

5.	Annually you are also entitled to a total of six (6) sick days and two (2) personal days. In addition, you will be entitled to all public holidays when the office is closed.

6.

You shall be entitled to participate in the Company’s health care plans from time to time in force upon the same terms as all other employees.  You will be eligible to commence your participation in the Company’s health care plans on May 1, 2011, if you commence your employment on or before April 30, 2011.

7.	In accordance with Company policy, we will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

8.

You acknowledge and understand that all information relating to the Group and its clients is confidential.  As a condition of your employment you will be required to sign the Group’s standard Confidentiality, Non-disclosure & Invention Assignment Agreement.  In addition, during the term of this Agreement and for the period of one (1) year after the termination of your employment by any member of the Group for any reason whatsoever, you shall not directly or indirectly:

(a)be employed, or engaged as an independent contractor, or consultant in any position where your responsibilities would require you to directly or indirectly support/work on services and/or products that are in competition with the Group’s specialized businesses as they exist on the date of your separation from the Company; the Group’s specialized businesses currently consist of its Multicurrency Processing, Dynamic Currency Conversion, and Mobile Services products;

(b)whether as an employee, independent contractor, consultant, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s specialized businesses, as they exist on the date of your separation from the Group, with any entity, which is or was a customer of the Group, or the merchant clients of any customer of the Group on your separation date, or at any time within six (6) months prior to your separation date, nor cause any such customer or the merchant clients of such customer to enter into any such competitive agreement with any third party.

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which you will hold and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which you will have access, during the performance of your duties hereunder.

9.

This offer and your employment shall be governed by and construed in accordance with the laws of the State of New York, whose federal and state courts shall have exclusive jurisdiction with respect to any dispute or proceedings arising out of or relating to this offer and your employment, and employee hereby submits to the exclusive jurisdiction of such courts. No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

10.

Your employment is subject to the Group’s employee manual and terms and conditions (including benefits) applicable generally to employees of the Group, from time to time in force, which are subject to change, amendment, or deletion in the Group’s sole discretion.  As a condition of your employment you will also be required to enter into certain standard undertakings and consents, regarding confidentiality, security, use of the Group’s facilities and property and background checks.  In accordance with our standard policy this employment offer is subject to our receiving satisfactory references and civil and criminal background checks.

11.

You hereby warrant and represent that you are not subject to any restrictive covenant, or other agreement, which would prevent you from accepting this offer or from performing your obligations hereunder.  To the extent that you are subject to confidentiality obligations to a former employer or any third party, you acknowledge and agree that it is your responsibility to ensure that you comply with such obligations on a continuing basis.  You acknowledge that the Group is relying upon your warranty, representation and acknowledgement in this paragraph in making this offer to you.  In the event of any claim against you or the Group by any third party arising out of a breach of this paragraph, you agree to indemnify and hold the Group (and its directors, officers and employees) harmless from and against all costs, claims and damages arising from such third party’s claim.

If the terms and the conditions of this letter are acceptable to you, please sign, date and return the original to me.

We look forward to a long and mutually beneficial relationship.

SIGNATURES

/S/ RAYMOND D’APONTE

Raymond D’Aponte

Vice President, Finance

/S/ ROBERT J. COX

Robert Cox

Chief Financial Officer